AMENDMENT NO. 1 TO SERIES 2013-1 SUPPLEMENT
THIS AMENDMENT NO. 1, dated as of November 8, 2013 (the “Amendment”), is made to amend the Series 2013-1 Supplement, dated as of February 27, 2013 (as amended, supplemented or otherwise modified from time to time, the “Series 2013-1 Supplement”), between TAL ADVANTAGE V LLC, as issuer (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as indenture trustee (the “Indenture Trustee”), to the Indenture, dated as of February 27, 2013, between the Issuer and the Indenture Trustee.
W I T N E S S E T H:
WHEREAS, the Issuer and the Indenture Trustee have previously entered into the Series 2013-1 Supplement; and
WHEREAS, the parties desire to amend the Series 2013-1 Supplement in order to (i) add certain following defined terms that are referenced in the Supplement but which were inadvertently omitted from the definitions appearing in the Supplement, and (ii) cure an ambiguity in a definition appearing in Section 101 of the Series 2013-1 Supplement in order to conform such definition with the meaning generally ascribed to such term;
NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1.Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Series 2013-1 Supplement.
Section 2.    Amendments to the Series 2013-1 Supplement. Pursuant to Section 705(a) of the Series 2013-1 Supplement, effective on the date hereof, following the execution and delivery hereof, the following changes are made to the Supplement:
(a)    The following definitions of "Issuer EBIT" and “Issuer Net Income” are added to Section 101 of the Supplement in appropriate alphabetical order:
"    Issuer EBIT. For any period, means the sum of Issuer Net Income, plus the following, without duplication, to the extent deducted in calculating such Issuer Net Income:
(1)    all income tax expense in respect of any net income generated by the Issuer;
(2)    interest expense of the Issuer;
(3)    depreciation and amortization charges of the Issuer relating to any increased depreciation or amortization charges resulting from purchase accounting adjustments or inventory write-ups with respect to acquisitions or the amortization or write-off of deferred debt or equity issuance costs;
(4)    all other non-cash charges of the Issuer (other than depreciation expense) minus, with respect to any such non-cash charge that was previously added in a prior period to calculate Issuer EBIT and that represents an accrual of or reserve for cash expenditures in any future period, any cash payments made during such period;
(5)    any non-capitalized costs incurred in connection with financings, the acquisition of Containers or dispositions (including financing and refinancing fees and any premium or penalty paid in connection with redeeming or retiring Indebtedness prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness);
(6)    all non-cash expenses attributable to incentive arrangements;
(7)    to the extent that any portion of the Management Fee payable during such period was accrued and not paid during such period, the aggregate amount of expenses attributable to all payments or accruals of Management Fee during such period; and
(8)    any indemnity payments made (regardless of to whom such payments are made) pursuant to the Indenture;
in each case, for such period and as determined in accordance with GAAP."
“    Issuer Net Income. For any period, the aggregate net income (or loss) of the Issuer for such period, determined in accordance with GAAP; provided, however, that there shall not be included in such Issuer Net Income:
(1)    any gain (or loss) realized upon the sale or other disposition of assets (other than Containers) of the Issuer (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business;
(2)    extraordinary gains or losses, as determined in accordance with GAAP;
(3)    income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);
(4)    the cumulative effect of a change in accounting principles, as determined in accordance with GAAP;
(5)    any adjustments, restructuring costs, non-recurring expenses, non-recurring fees, non-operating expenses, charges or other expenses (including bonus and retention payments and non-cash compensation charges) incurred in connection with acquisitions of Containers; and
(6)    Systems/Organizational Establishment Expenses;
in each case, for such period.”
(b)    The definition of “Series 2013-1 EBIT” is amended to replace the words “Issuer Net Income” in clause (a) of that definition with the words “Issuer EBIT”.
Section 3.    Representations and Warranties.
(a)    Each of the parties hereto hereby confirms that each of the representations and warranties set forth in the Series 2013-1 Supplement made by such party are true and correct as of the date first written above with the same effect as though each had been made by such party as of such date, except to the extent that any of such representations and warranties expressly relate to earlier dates.
(b)    The Issuer hereby confirms that each of the conditions precedent to the amendment to the Series 2013-1 Supplement have been, or contemporaneously with the execution of this Amendment will be, satisfied.
Section 4.    Effectiveness of Amendment.
(a)    This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)    On and after the execution and delivery hereof, (i) this Amendment shall become a part of the Series 2013-1 Supplement and (ii) each reference in the Series 2013-1 Supplement to “this Series 2013-1 Supplement”, or “hereof”, “hereunder” or words of like import, and each reference in any other document to the Series 2013-1 Supplement shall mean and be a reference to such Series 2013-1 Supplement, as amended or modified hereby.
(c)    Except as expressly amended or modified hereby, the Series 2013-1 Supplement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.
Section 5.    Execution in Counterparts, Effectiveness. This Amendment may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.
Section 6.    Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT WITHOUT REFERENCE TO NEW YORK’S CONFLICTS OF LAW PRINCIPLES), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

TAL ADVANTAGE V LLC

By:
Name:
Title:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee
By:
Name:
Title:

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